PROPERTY ACQUISITION AGREEMENT

THIS PROPERTY ACQUISITION AGREEMENT (this "Agreement") is entered into as of the 1st day of November, 2004, by and between Inland Real Estate Acquisitions, Inc., an Illinois corporation ("Acquisitions"), and Inland Real Estate Corporation, Inc., a Maryland. corporation (the "Company"). Acquisitions and the Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, the Company is in the business, among other things, of acquiring and managing real estate assets, primarily multi-tenant properties improved for use as retail establishments or single-tenant retail properties, located within a four hundred (400) mile radius of Oak Brook, Illinois;

WHEREAS, Acquisitions is an indirect wholly-owned subsidiary of The Inland Group, Inc., an Illinois corporation ("The Inland Group");

WHEREAS, G. Joseph Cosenza, Daniel L. Goodwin and Robert D. Parks are directors of the Company;

WHEREAS, each of Messrs. Cosenza, Goodwin and Parks are officers, directors and stockholders of The Inland Group;

WHEREAS, Mr. Cosenza is an officer and director of Acquisitions;

WHEREAS, Acquisitions is in the business of acquiring and assisting certain third parties in acquiring properties such as the Subject Properties; and

WHEREAS, Acquisitions is willing to grant the Company an exclusive right of first refusal to acquire each and every Subject Property identified by Acquisitions;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in consideration of the provisions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Incorporation of Recitals.   By this reference, the recitals set forth above are hereby incorporated into this Agreement as if fully set forth herein.

Definitions.   The following capitalized terms used in this Agreement shall have the following meanings:

"Market Area" shall mean the geographic area located within a four hundred (400) mile radius of Oak Brook, Illinois.

"Retail Facility" shall mean real estate improved for use as a multi-tenant shopping center with gross leasable retail area of not less than 50,000 square feet and not more than 300,000 square feet.

"Single-User Property" shall mean real estate improved for use as a single-tenant retail property.

"Subject Property" shall mean any Retail Facility or Single-User Property identified by Acquisitions and located within the Market Area

Right of First Refusal.   For and during the term of this Agreement, Acquisitions hereby grants to the Company an exclusive right of first refusal to acquire each and every Subject Property identified by Acquisitions, and, until the occurrence of a Right of First Refusal Termination Event (hereinafter defined) with respect to an applicable Subject Property, Acquisitions covenants and agrees that it shall not (a) present or offer for sale the applicable Subject Property to, (b) forward any information regarding the potential acquisition of the applicable Subject Property to, or (c) pursue the acquisition of the applicable Subject Property on behalf, or for the benefit, of any of its clients other than the Company.

Notwithstanding the foregoing, the right of first refusal set forth in this Section 3 shall not apply to either: (i) the Acquisition of an Operating Company (hereinafter defined), regardless of whether the Operating Company (hereinafter defined) owns, directly or indirectly, a Subject Property; or (ii) the acquisition (in a manner described in clause (i), (ii) or (iii) of the definition of "Acquisition of an Operating Company" below) of any entity that owns, directly or indirectly, in addition to Subject Properties, other real estate located outside the Market Area.

Upon identifying a Subject Property, Acquisitions shall deliver written notice (in form and substance attached hereto as Exhibit A each a "Property Notice") to the Company. The Company shall inform Acquisitions in writing ten (10) business days after the date of its receipt of a Property Notice (the "Notice Period") whether the Company desires to pursue acquiring the applicable Subject Property (the "Company Notice,"; provided that upon the occurrence of a Right of First Refusal Termination Event (hereinafter defined), the Company shall be deemed to have waived any and all rights under this Section 3 to acquire the Subject Property, including any corporate opportunity with respect to the particular Subject Property. In the event that the right of first refusal contained in this Section 3 shall not apply as provided in clause (ii) above, then Acquisitions shall determine, in good faith, an equitable manner for addressing any potential corporate opportunity issues that may arise with respect to the Subject Properties owned by the acquired entity. Except as provided above, Acquisitions will not grant a right of first refusal to any other person or entity to acquire Subject Property that are excluded as a result of clause (ii) above from the right of first refusal contained in this Section 3.

The Company shall, upon request, provide Acquisitions with reasonable evidence setting forth the authority of certain officers of the Company to deliver Property Notices or to take other actions regarding the acquisition of Subject Properties. If the Company delivers a Company Notice but thereafter determines not to pursue the acquisition, the Company shall deliver written notice to Acquisitions (a "Property Termination Notice"). The Company's election not to pursue the acquisition of a particular Subject Property shall not affect or impair any of the Company's rights set forth in this Agreement with respect to any other Subject Property or other property that could thereafter constitute a Subject Property.

For the purposes hereof, the term "Right of First Refusal Termination Event" shall mean the first to occur of:   (i) the Company's failure to timely deliver a Company Notice; (ii) delivery of a Company Notice; and (iii) delivery of a Property Termination Notice or the Company's failure to diligently pursue the acquisition of a Subject Property.

For the purposes hereof, the term "Acquisition of an Operating Company" shall mean the acquisition of an Operating Company (hereinafter defined):   (i) by purchasing stock or other equity interest in the entity or by merger or other business combination or reorganization, or tender offer; (ii) by acquiring all or substantially all of an Operating Company's assets (provided that the excluded assets do not comprise all or substantially all of the Operating Company's non-real property or other non-real estate assets); or (iii) by obtaining management control of the Operating Company, through its board of directors or other comparable management position, such as, without limitation, managing general partner or managing member.

For the purposes hereof, the term "Operating Company" shall mean:   (a) any entity that has equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or files periodic reports under Sections 13 or 15(d) of the Exchange Act; or (b) any entity that, either itself or through its subsidiaries:

owns and operates interests in real estate on a going concern basis rather than as a conduit vehicle for investors to participate in the ownership of assets for a limited period of time;

has a policy or purpose of reinvesting sale, financing or refinancing proceeds or cash from operations;

has its own directors, managers or managing general partners, as applicable; and

either:   (i) has its own officers and employees that, on a daily basis, actively operate the entity and its subsidiaries and businesses; or (ii) has retained the services of an affiliate or sponsor of, or advisor to, the entity to, on a daily basis, actively operate the entity and its subsidiaries and businesses.

Acquisition Agreements. Acquisitions may, from time to time, enter into a letter of intent or other acquisition agreement with respect to a Subject Property in its own name to facilitate, among other things, the offer to, and possible purchase by, the Company of the applicable Subject Property. In any such case, if the Company exercises its right of first refusal with respect to, and elects to pursue the acquisition of, an applicable Subject Property, and the Company is willing to enter into an agreement to acquire the Subject Property, then, upon the Company's request, Acquisitions shall assign the letter of intent or other acquisition agreement to the Company or its designee.

Payment.  The Company shall pay Acquisitions the following:

with respect to each Subject Property, the acquisition of which the Company elects to pursue, a non-accountable administrative overhead expense reimbursement equal to $11,500 ("Overhead Costs");

for Subject Properties with respect to which the Company specifically requests Acquisitions to negotiate the business terms of a letter of intent, letter agreement or agreement of purchase and sale, a non-accountable administrative overhead expense reimbursement equal to $25,000 ("Negotiation Costs"); and

for Subject Properties with respect to which the Company specifically requests Acquisitions to perform due diligence services, a non-accountable due diligence cost reimbursement equal to $15,000 ("Due Diligence Costs").

Notwithstanding the foregoing, if, after review of a Subject Property, the Company elects not to acquire the Subject Property, and Acquisitions either directly, or indirectly through one of its other clients pursues the acquisition of the Subject Property, then Acquisitions shall refund to the Company any and all Overhead Costs, Negotiation Costs and Due Diligence Costs paid by the Company to Acquisitions.

All Overhead Costs, Negotiation Costs and Due Diligence Costs payable by the Company to Acquisitions under and pursuant to this Agreement shall be due and payable within thirty (30) days of receipt of an invoice therefore.  The amounts payable by the Company under this Section 5 shall constitute full and complete payment for any and all services rendered and performed by Acquisitions (including the cost of any and all labor) under and pursuant to this Agreement.

No Partnership or Joint Venture.   The Parties to this Agreement are independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the Parties.

Term; Termination of Agreement.   This term of this Agreement shall commence on the date hereof and shall continue until the earlier to occur of (a) the later to occur of (i) the date that none of Messrs. Cosenza, Goodwin or Parks are directors or officers of the Company and no other individual serving as an officer or director of either Acquisitions or its parent, The Inland Real Estate Transactions Group, Inc., is an officer or director of the Company, and (ii) five (5) years after the date of this Agreement, and (b) the occurrence of a Change in Control. For purposes of this Section 7, the term "Change in Control" shall mean:

Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, however, that any sale, lease, exchange or transfer to (including, without limitation, any merger or other business combination with or into) any of the following shall not constitute a Change of Control:   (i) any affiliate controlled by the Company; (ii) Inland Retail Real Estate Trust, Inc.; (iii) Inland Western Retail Real Estate Trust, Inc.; (iv) Inland American Real Estate Trust, Inc.; (v) The Inland Group, Inc.; or (vi) any affiliate controlled by any of the persons or entities listed in clauses (i) through (v) above (all of the persons and entities described in clauses (i) through (vi) above to be hereinafter sometimes referred to as the "Inland Companies");

The approval by the holders of the outstanding shares of the Company of any plan or proposal for the liquidation or dissolution of the Company;

Any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than any one or more of the Inland Companies) shall become the owner, directly or indirectly, beneficially or of record, of shares of the Company representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Company; or

Following any change in the composition of the board of directors of the Company, a majority of the board of directors of the Company are not a combination of either (i) members of the board of directors of the Company as of the date hereof, or (ii) members of the board of directors of the Company whose nomination for election or election to the board of directors of the Company has been recommended, approved or ratified by at least eighty percent (80%) of the board of directors of the Company then in office who were either members of the board of directors of the Company as of the date hereof or whose election as a member of the board of directors of the Company was previously so approved pursuant to this clause (ii), or (iii) members of the board of directors of the Company who have been elected pursuant to a proxy consent solicitation other than in connection with a business combination transaction that would otherwise result in a "Change in Control" under clauses (a) or (c) above.

Assignments.   This Agreement may not be assigned except with the written consent of each Party hereto, except in the case of assignment by a Party to a corporation, trust or other organization which is a successor to such Party. Any assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

Amendments.   This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by each Party hereto or their respective successors or assigns.

Successors and Assigns.   This Agreement shall bind any successors or assigns of the Parties hereto as herein provided.

Governing Law.   The provisions of this Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Illinois.

Notices.   All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery, (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to Acquisitions:
G. Joseph Cosenza Inland Real Estate Acquisitions, Inc. 2901 Butterfield Road OakBrook, IL 60523 Phone: (630) 218-8000 Fax: (630) 218-4935
with a copy to:
The Inland Real Estate Group, Inc. 2901 Butterfield Road Oak Brook, Illinois 60523 Attn: Robert H. Baum, General Counsel

If to the Company
Inland Real Estate Corporation, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention; Mark E. Zalatoris Phone: (630)218-7351 Fax: (630)218-7350
with a copy to:
Michael J. Choate, Esq. Shefsky & Froelich Ltd. 444 North Michigan Avenue Chicago, IL 60611 Phone: (312)836-4066 Fax: (312)527-5921

Any Party may at any time give notice in writing to the other Parties of a change of its address for the purpose of this Section 12.

Headings.   The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Equitable Relief.   Each Party hereto recognizes and acknowledges that a breach by the other party of this Agreement will cause irreparable damage to the non-breaching party which cannot be readily remedied in monetary damages in an action at law. In the event of any default or breach by either party, the non-breaching party shall be entitled to seek immediate injunctive relief to prevent such irreparable harm or loss, in addition to any other remedies available at law and in equity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INLAND REAL ESTATE ACQUISITIONS, INC.
By:	/s/ G. JOSEPH COSENZA
Title:	President

INLAND REAL ESTATE CORPORATION, INC.
By:	/s/ MARK ZALATORIS
Title:	Executive Vice President

EXHIBIT A

FORM OF PROPERTY NOTICE

PROPERTY NOTICE

[NAME OF SUBJECT PROPERTY]

[GENERAL LOCATION OF SUBJECT PROPERTY]

[CITY, STATE OF SUBJECT PROPERTY]

[DATE OF PROPERTY NOTICE]

Inland Real Estate Corporation, Inc.

2901 Butterfield Road

Oak Brook, IL  60523
Attention:  Mark E. Zalatoris

Reference is made to that certain Property Acquisition Agreement, dated [●], 2004 (the "Acquisition Agreement"), by and among Inland Real Estate Acquisitions, Inc., an Illinois corporation ("Acquisitions"), and Inland Real Estate Corporation, Inc., a Maryland corporation (the "Company").  Capitalized terms used in this Property Notice but not defined herein shall have the meanings ascribed such terms in the Acquisition Agreement.

Pursuant to Section 3 of the Agreement, Acquisitions has identified as a Subject Property, that certain property commonly known as [NAME OF SUBJECT PROPERTY] and located at [GENERAL LOCATION/ADDRESS OF SUBJECT PROPERTY].

Attached hereto for your review is our standard, preliminary "deal sheet" for the Subject Property.

This letter constitutes the Property Notice under and pursuant to the Agreement with respect to the Subject Property.

Please direct all correspondence with respect to the Subject Property to Acquisitions as follows:

G. Joseph Cosenza Inland Real Estate Acquisitions, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Phone: (630)218-8000 Fax: (630)218-4935

Sincerely, INLAND REAL ESTATE ACQUISITIONS, INC. By:_____________________________________ Name: ____________________________ Its: _______________________________